Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated this 24th day of April 2023, by and between Constantine Xykis (“Xykis”) and Power Solutions International, Inc. (the “Company”).

PREAMBLE

WHEREAS, Xykis has been employed by the Company as Chief Technical Officer (“CTO”) since March 15, 2021 and as Interim Chief Executive Officer (“Interim CEO”) since June 2, 2022;

WHEREAS, the Company desires to promote Xykis to the position of Chief Executive Officer and Chief Technical Officer of the Company (“CEO&CTO”), a section 16 Officer, effective April 24, 2023 (the “Effective Date”);

WHEREAS, Xykis desires to be employed by the Company as its CEO&CTO and to perform services on behalf of the Company; and

WHEREAS, Xykis and the Company desire to enter into this Agreement to, among other things, set forth (i) the continued terms and conditions of Xykis’ employment with the Company which shall supersede and cancel any other or different terms or conditions of employment set forth in the March 15, 2021 Employment Agreement and the June 15, 2022 Interim CEO Letter Agreement, except that the Section 4(d) of the March 15, 2021 Employment Agreement and the grant of the Stock Appreciation Rights under the June 15, 2022 Interim CEO Letter shall remain in place and effective; and (ii) the obligation of Xykis to comply with certain other covenants under certain circumstances as provided below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, which the parties agree constitute good and sufficient consideration, the Company and Xykis agree as follows:

AGREEMENT

1. Incorporation of Preamble. The preambles to this Agreement are hereby incorporated into this Agreement and made an integral part of this Agreement by this reference.

2. Employment. The Company shall continue to employ Xykis, and Xykis hereby accepts such continued employment, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 (the “Employment Period”). Xykis’ employment is “at-will” and may be terminated by either party at any time, subject to the provisions of Section 5.

3. Position and Duties.

(a) Xykis shall serve as the Company’s CEO&CTO, with overall responsibility for the day-to-day operations, business and affairs of the Company and such other duties as are normally commensurate with executive’s position. In CTO role Xykis will lead the strategy for technology platforms, partnerships and external relationships, identify, compare, select and implement technology solutions to meet current and future needs and represent the technological agenda in staff meetings when making hiring decisions. Xykis shall report to the Board of the Directors of the Company (the “Board”).

(b) Xykis shall perform Xykis’ duties in a conscientious, reasonable and competent manner and shall strive to promote the success and best interests of Company. If the material duties of Xykis’ position change, the Company agrees to negotiate in good faith with Xykis concerning possible changes to the compensation, benefits and other terms and conditions of employment described in this Agreement.

(c) During the Employment Period, Xykis shall devote Xykis’ full business time, attention, skill and energy to the business and affairs of the Company and the Company Affiliates and shall use Xykis’ reasonable best efforts to faithfully perform Xykis’ responsibilities in a diligent, trustworthy, efficient and businesslike manner to promote the success and best interests of the Company.

4. Compensation and Benefits.

(a) Base Salary. Xykis’ base salary shall be $525,000.00 per annum. (the “Base Salary”). Xykis’ Base Salary will be payable by the Company in regular biweekly installments in accordance with the Company’s general payroll practices.

(b) KPI Bonus. For each of the Company’s fiscal year during the Employment Period, Xykis shall be eligible to participate in any Company Key Performance Indicator (“KPI”) plan in accordance with the terms and conditions of such plan, if any, with a target KPI equal to 70% of his Base Salary or as generally determined by the Board for the overall KPI plan.

(c) LTI Bonus. For each of the Company’s fiscal year during the Employment Period, Xykis shall be eligible to participate in any Long-Term Incentive (LTI) plan in accordance with the terms and conditions of such plan, if any, with a target LTI bonus equal to 60% of his Base Salary or as generally determined by the Board for the overall LTI plan.

(d) Equity. Subject to the approval of the Compensation Committee, Xykis shall be eligible to receive an award of 85,000 Stock Appreciation Rights (SARs) with a strike price determined at the time of the Compensation Committee approval and with vesting to occur pro rata over a three-year period as follows: 28,333 SARs awards vesting on April 25, 2024, 28,333 SARs awards vesting on April 25, 2025, and the remaining 28,334 SARs awards vesting on April 25, 2026, provided that Xykis remains an employee in good standing on each of the foregoing anniversary dates. The SARs awards shall be subject to the terms and conditions of the Power Solutions 2012 Incentive Compensation Plan as amended.

(e) Automobile allowance. The Company will pay Employee One Thousand Nine Hundred Seventy-Five Dollars ($1,975.00) per month towards Employee’s automobile lease. Additionally, the Company will also pay Employee One Thousand Seven Hundred Fifty Dollars ($1,750.00) per month to cover the cost of gasoline to travel on behalf of the Company for as long as Employee commutes from his current home to the Company headquarters in Wood Dale, Illinois. The Company will also pay employee for reasonable amounts but no more than $2500 per year spent on auto insurance for his leased vehicle within 30 days of Employee submitting such amounts to Company with documentation of such insurance costs. All amounts received by Employee will be subject to applicable withholdings as required by applicable law.

(f) Business Expenses. During the Employment Period, the Company will reimburse Xykis for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement to the extent consistent with the Company policies in effect from time to time with respect to travel, entertainment and other business expenses for the Company employees, subject to the Company reasonable requirements, including submission of an expense report on a monthly basis, with respect to reporting and documentation of such expenses.

(g) Benefits. During the Employment Period, Xykis shall be entitled to participate in all Company employee benefit programs for which senior employees of the Company are generally eligible.

(h) Vacation. Xykis shall be eligible to take vacation as approved by the Board.

(i) Payroll Withholding. All amounts payable to Xykis by the Company as compensation will be subject to withholding by the Company as required under applicable law.

5. Term; Termination; Severance. The Employment Period will commence on the Effective Date and will continue until the first to occur of (i) Xykis’ death; (ii) a termination by the Company at any time; (iii) or a termination by Xykis at any time. Any termination of Xykis’ employment with the Company shall be a “Termination.” The date of any termination of Xykis’ employment with the Company shall be the “Termination Date.”

(a) The Company may terminate Xykis’ employment at any time with Cause (as defined in Section 9(b) of this Agreement) or without Cause, by giving written notice of such termination to Xykis designating an immediate or future date, as outlined below.

(b) Xykis may terminate Xykis’ employment by giving the Company ninety (90) days’ prior written Notice of Termination (as defined in Section 5(c) of this Agreement). Upon such notice, the Company may, at its option, (i) make Xykis’ termination effective immediately, (ii) require Xykis to continue to perform Xykis’ duties hereunder during such ninety (90) day period, with or without restrictions on Xykis’ activities, and/or (iii) accept Xykis’ notice of termination as Xykis’ resignation from the Company at any time during such ninety (90) day period; provided, that the Company shall (x) pay Xykis’ Base Salary under Section 4(a) and benefits under Section 4(g) through the date on which Xykis ceases to perform services for the Company and (y) pay to Xykis any KPI or LTI related to the fiscal year prior to the fiscal year in which the Termination Date falls if the amount of such KPI or LTI has been determined but not yet paid to Xykis as of the Termination Date. Any unvested SARs will be lost and forfeited as of the Termination Date.

(c) Any termination by the Company for Cause or without Cause, or by Xykis, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Xykis’ employment under the provision so indicated, if for Cause, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the termination date.

(d) Xykis’ employment will terminate immediately without any notice upon Xykis’ death.

(e) If Xykis is determined to be Disabled or Incapacitated during the Employment Period, the Company may give Xykis written notice of its intention to terminate Xykis’ employment. In such event, Xykis’ employment with the Company shall terminate effective on the 30th day after receipt of such notice by Xykis (the “Disability Effective Date”) unless within the 30-day period after such receipt, Xykis shall have returned to full time performance of Xykis’ duties. Whether Xykis is Disabled or Incapacitated shall be determined by a physician selected by the Board or the Company’s insurers, which physician is reasonably acceptable to Xykis. Upon request, Xykis shall provide the Board with documentation from Xykis’ health care provider sufficient for the Board to determine the nature and extent of any physical or mental impairment that may interfere with Xykis’ performance of Xykis’ job duties, as well as any accommodations that could be made.

(f) If Xykis’ employment is terminated as a result of Xykis’ death or a determination that Xykis is Disabled or Incapacitated, then prior to the 30th day following the Termination Date, the Company shall pay to Xykis (or his legal representatives) in a lump sum, to the extent not previously paid, the Base Salary through the Termination Date, less applicable withholdings plus accrued bonus and benefits to the extent applicable.

(g) If the Company terminates Xykis’ employment without Cause, then the Company will provide Xykis with the following severance payments and/or benefits:

(i) Prior to the 30th day following the Termination Date, the Company shall pay to Xykis, in the regular biweekly installments the Base Salary through the Termination Date;

(ii) The Company shall pay to Xykis any KPI or LTI award related to the fiscal year prior to the fiscal year in which the Termination Date falls if the amount of such award has been determined but not yet paid to Xykis as of the Termination Date and any KPI or LTI award related to the current year on a pro rata basis to the Termination Date once determined by the Board in accordance with the applicable KPI or LTI plan;

(iii) Starting as of the next applicable Company payroll date after the Termination Date (provided Xykis has executed and delivered a Release Agreement pursuant to Section 5(h) below, and such Release Agreement has become effective and irrevocable), the Company will pay Xykis a monthly amount equal to the (x) Base Salary, divided by (y) 12 (the “Cash Severance”), less applicable withholdings, for a period of twelve (12) months following the date on which the first monthly payment is made pursuant to this Section 5(g). For purposes of this Agreement, the period of time from the Termination Date to the date the last monthly payment is made pursuant to this Section 5(g) is referred to as the “Severance Period;” and

(iv) If Xykis has entered into a Release Agreement and timely elects COBRA health insurance continuation coverage, the Company will pay a proportional share of the premiums owed by Xykis as if Xykis were still employed by the Company for a period of 12 months. Xykis will be responsible for submitting all notices and forms required to elect COBRA.

(h) If Xykis’ employment with the Company is separated for Cause, then following the Termination Date, the Company shall pay to Xykis, less applicable withholdings, to the extent not previously paid, (a) the Base Salary through the Termination Date, at the time required by applicable law, and (b) Xykis shall automatically forfeit:

1.

Any bonus to which Xykis might otherwise have been entitled pursuant to the Company’s KPI or LTI Plan (i) related to the fiscal year prior to the fiscal year in which the Termination Date falls if the amount of such KPI or LTI Bonus has been determined by the Board but not yet paid; and (ii) for the fiscal year in which the separation takes place; and

2.	Any SARS, Restricted Stock Units and unexercised options (whether vested or unvested) awarded pursuant to the Company’s Incentive Compensation Plan.

(i) The obligations of the Company to make payments under Section 5(g) are conditioned on Xykis executing and returning to the Company a general release agreement (“Release Agreement”) releasing the Company, the Company Affiliates, and each of their respective officers, directors, members, managers, partners and shareholders with respect to Xykis’ employment in the form acceptable to Company, and such Release Agreement becoming effective and irrevocable no later than fifty-five (55) days following Xykis’ Termination Date. To the extent such fifty-five (55) day period may cover two taxable years, payments will be made in the later of the two such years. Xykis acknowledges that until a Release Agreement is timely executed and delivered to the Company and the applicable revocation period (if any) expires, the Company will not be obligated to pay any Cash Severance due to Xykis under this Agreement. If Xykis has breached in any material respect any of Xykis’ obligations in Section 6 below, then, without precluding its right to take any other actions available pursuant to this Agreement or applicable law, the Board may elect to immediately terminate Xykis’ right to receive, and Company’s obligation to pay, any additional Cash Severance, and Xykis shall have no further rights to Cash Severance. In the event that Xykis prevails on a legal action or claim challenging the Company’s rights to terminate such payments, the Company shall be required to pay to Xykis in a lump sum within thirty (30) days of such adjudication any Cash Severance the payment of which was delayed due to such termination, plus interest at the prime rate (as published in the Wall Street Journal on the date of such termination), for any period during which the payment of the Cash Severance did not occur, and to commence payment of future installments of Cash Severance in accordance with Section 5(g), plus any legal fees of Xykis incurred in connection with such legal action or claim.

6. Xykis Covenants. Xykis agrees and acknowledges that to ensure that the Company retains its value and goodwill, he has a continuing obligation to not use any Confidential Information (as defined below), special knowledge of the Business, or the relationships of the Company or the Company Affiliates with their respective customers and employees, all of which Xykis will continue to gain access to through Xykis’ employment with the Company, other than in the furtherance of Xykis’ legitimate job duties. Accordingly, Xykis agrees the following restrictive covenants.

(a) Confidential Information. Xykis acknowledges that by reason of his employment by the Company, or while being associated with the Company Affiliates, Xykis has had and will continue to have access to and become informed of Confidential Information (defined below) that is a competitive asset of the Company or the Company Affiliates, and agrees that the Company and the Company Affiliates have a protectable interest in such Confidential Information. Therefore, Xykis agrees that during the

Employment Period and after his termination for any reason he shall not, directly or indirectly, disclose to any unauthorized person or use for his own purposes any such Confidential Information without the prior written consent of the Company unless and to the extent that such Confidential Information (i) becomes or is generally known to the public and available for use by the public and industry other than as a result of Xykis’ unauthorized acts or omissions in breach of this Agreement, or (ii) is required to be disclosed by judicial process, law or securities exchange on which the securities of the Company or any of the Company Affiliates are listed; provided, however, that Xykis, to the extent not prohibited by such process, law or exchange, shall give the Company written notice of the Confidential Information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is reasonably practicable, shall cooperate with the Company in any efforts to protect the Confidential Information from disclosure (including efforts to secure a judicial order to such effect), and shall limit his disclosure of such Confidential Information to the minimum disclosure required by such process, law or exchange. Xykis acknowledges that all documents and other property including or reflecting Confidential Information furnished to Xykis by the Company or any Company Affiliate or otherwise acquired or developed by the Company or any Company Affiliate or acquired, developed or known by Xykis by reason of the performance of his duties for, or his association with, the Company or any Company Affiliate shall at all times be the property of the Company. Xykis shall take all reasonable steps to safeguard Confidential Information and protect it against disclosure, misuse, loss or theft. “Confidential Information” means (x) any and all trade secrets concerning the business and affairs of the Company or any Company Affiliate, any product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures, architectures processes, improvements, devices, discoveries, concepts, methods, and information of the Company or any Company Affiliate; (y) any and all information concerning the business and affairs of the Company or any Company Affiliate (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques), however documented; and (z) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company or Company Affiliate containing or based, in whole or in part, upon any information included in the foregoing.

(b) Non-Compete. Xykis agrees that Xykis has had and will continue to have access to Confidential Information concerning the Company and the Company Affiliates and that Xykis’ services are of special, unique and extraordinary value to the Company and the Company Affiliates. Therefore, Xykis agrees that during his employment with the Company and until 12 months after the Termination Date (regardless of the reason for termination), Xykis shall not, other than in the legitimate exercise of his duties for the Company during his employment with the Company, directly or indirectly own, manage, operate, control, be employed or engaged by, lend to, or otherwise serve as a director, officer, stockholder, partner, member, manager, agent, consultant or contractor of or to, any entity that engages in, or otherwise engage or participate in, whether or not for compensation, the Business (as defined in Section 9(a) of this Agreement), or in any other business in which the Company or any Company Affiliate engages as of the date on which Xykis’ employment with the Company ends and in which Xykis has been actively involved (“Competitive Activity”). The provisions in this Section 6(b) shall operate in the market areas of the United States and any other market areas of any other countries anywhere in the world in which the Company or any Company Affiliate conducts its business as of Xykis’ separation from the Company. The foregoing shall not restrict Xykis from directly or indirectly owning stock of the Company or up to an aggregate of one percent of the outstanding stock of any publicly held company engaged in Competitive Activity.

(c) Non-Solicitation. Xykis agrees that during his employment with the Company and until the first anniversary of the Termination Date (regardless of the reason for termination), he shall not, directly or indirectly, whether individually, as a director, stockholder, partner, member, manager, owner, officer, employee, agent, consultant or contractor of or to any business or entity, or in any other capacity: (i) induce or attempt to induce any employee of the Company or any Company Affiliate to leave his or her employ or in any way interfere with the relationship between the Company or any Company Affiliate and any employee thereof; (ii) solicit to hire or hire any person who was an employee of the Company or any Company Affiliate at any time during the one-year period prior to the date of such solicitation; or (iii) solicit any customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate for sale thereto of any products or services related to any Competitive Activity, induce or attempt to induce any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate to cease doing business with the Company or any Company Affiliate, or in any way interfere with the relationship between any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or business relation of the Company or any Company Affiliate (including making any negative statements or communications about the Company or any Company Affiliate or any of their respective officers, directors, products or services).

(d) Ownership of Inventions. Xykis hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask work, trademark, trade secret, or other laws, that have been, are or will be developed, generated or produced by Xykis, solely or jointly with others, at any time while employed by the Company, including during the Employment Period, are and shall be the exclusive property of the Company, subject to the obligations of this Section 6 with respect to Confidential Information, and Xykis hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Xykis hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. This Section 6(d) does not apply to any invention or other work of Xykis for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Xykis’ own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Xykis for or on behalf of the Company. Xykis shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Xykis (jointly or with others) during the term of Xykis’ association or employment with the Company. Such records shall remain the property of the Company at all times. Xykis shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

7. Enforcement and Remedies.

(a) If, at the time of enforcement of any of Sections 6(a),(b), (c) or (d), a court of competent jurisdiction shall hold that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the court shall be allowed to substitute the maximum legally-permissible restrictions for the restrictions contained in this Agreement.

(b) Xykis acknowledges that the provisions of Section 6 are in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Xykis expressly agrees and acknowledges that the restrictions contained in Section 6 do not preclude Xykis from earning a livelihood, nor do they unreasonably impose limitations on Xykis’ ability to earn a living. In addition, Xykis agrees and acknowledges that the Company and the Company Affiliates are engaged in the Business, the Business is highly competitive and the services to be performed by Xykis for the Company are unique and national in nature, and the potential harm to the Company and the Company Affiliates of the non-enforcement of the provisions of this Section 7 outweighs any harm to Xykis of the enforcement of such provisions by injunction or otherwise. Xykis acknowledges that Xykis has carefully read this

Agreement and has given careful consideration to the restraints imposed upon Xykis by this Agreement and is in full accord as to their necessity. Xykis expressly acknowledges and agrees that the restrictions contained herein are reasonable in terms of duration, scope and area restrictions and are necessary to protect the Confidential Information and the goodwill of the businesses of the Company and the Company Affiliates, and Xykis agrees not to challenge the validity or enforceability of the restrictions contained herein. The parties hereto expressly agree that money damages would not be an adequate remedy for breaching any provision of Section 6, and that the Company would be irreparably damaged if Xykis were to disclose the Confidential Information, solicit or hire employees, solicit customers or provide services to any person or entity in violation of the provisions of this Agreement. Therefore, in the event of a breach or threatened breach of any such provision, the Company and/or any Company Affiliate or their respective successors or assigns shall be entitled to, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without the necessity of posting a bond or other security, or proving economic harm).

8. Post Termination Obligations.

(a) Return of Company Materials. Immediately upon Notice of Termination of Xykis’ employment for any reason, Xykis shall return to the Company, and shall not retain in any form or media of expression, all Company and Company Affiliate property that is then in Xykis’ possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Xykis has or had relating to the Company or any Company Affiliate (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information. Upon the Company’s request, Xykis will certify in writing, in a form acceptable to the Company, that Xykis has returned all Company and Company Affiliate property, including any Confidential Information and copies thereof.

(b) Xykis Assistance. During the Employment Period and for twelve (12) months thereafter, Xykis shall, upon reasonable notice, reasonably assist the Company and the Company Affiliates (the “Affiliated Group”) in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will reasonably assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to Xykis’ employment or the period of Xykis’ employment by the Company. The Company shall reimburse Xykis for all of the Xykis’ reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Xykis’ service under this Section.

9. Definitions. The following terms shall have the meanings set forth below:

(a) “Business” means the engineering, design, manufacture and distribution of engines and power systems for the industrial, energy and on-road sectors.

(b) “Cause” means that the Company makes a good faith determination that Xykis has: (1) violated any Company policy or procedure that causes material harm or risk to the Company including but not limited to sexual harassment, misappropriation, or fraud; (2) been convicted of a crime which is injurious to the Company’s operation or reputation; (3) engaged in a material breach of Xykis’ Employment Agreement; (4) engaged in willful failure or willful inability to perform the Xykis’ duties under the Xykis’ Employment Agreement; (5) engaged in any act or omission, which in any material way impairs the reputation, goodwill or business position of the Company; or (6) the Employee is prohibited by order of a government agency or court from being employed by the Company or any Company Affiliate in the role set forth in Xykis’ Employment Agreement; For purposes of subsections (3) and (4) of this definition, a termination will not be for “Cause” to the extent such conduct is curable, unless Company shall have notified the Employee in writing describing such conduct and prescribing conduct required to cure such conduct and the Employee shall have failed to cure such conduct within thirty (30) business days after his receipt of such written notice. For purposes of this definition of Cause, no act or failure to act on the part of the Employee shall be considered willful if it is done, or omitted to be done, by the Employee in good faith and with a good faith belief that the Employee’s act or omission was in the best interests of Company.

(c) “COBRA Continuation Coverage” means any medical, dental and vision care benefits that Xykis and his “qualifying family members” (defined below) elect and are eligible to receive upon the Termination Date pursuant to Code Section 4980B and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended. For this purpose, Xykis’ “qualifying family members” are his spouse and dependent children to the extent they are eligible for, and elect to receive, continuation coverage under such Section 4980B and Section 601 et seq. COBRA Continuation Coverage under this Agreement shall terminate for any individual when it terminates under the terms of the applicable benefit plan of the Company in accordance with such Section 4980B and Section 601 et seq.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and in effect thereunder.

(e) “Company Affiliate” means PSI and each corporation, limited liability company, partnership, association, or business entity of which a majority of the ownership interest thereof is at the time owned or controlled, directly or indirectly, by PSI or one or more Subsidiaries of PSI or a combination thereof.

(f) “Disabled or Incapacitated” means Xykis’ inability or failure, due to a medically determinable physical or mental impairment, to substantially perform the essential functions of Xykis’ job, with or without a reasonable accommodation, for thirty (30) consecutive calendar days or for ninety (90) calendar days during any twelve (12) month period irrespective of whether such days are consecutive.

(g) “Termination Date” means (i) if Xykis’ employment is terminated by Company for Cause or by Xykis, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 5, as the case may be, (ii) if Xykis’ employment is terminated by the Company without Cause, the date on which Xykis ceases to perform services for the Company, (iii) if Xykis’ employment is terminated by reason of Disability, the Disability Effective Date, and (iv) if Xykis’ employment is terminated by reason of death, the date of death.

10. Notices. Any notice provided for in this Agreement must be in writing and sent to the recipients at the address indicated below:

If to Xykis:	Constantine Xykis
xxxxxx
xxxxxx

If to the Company:	Power Solutions International, Inc.
201 Mittel Drive
Wood Dale, IL 60191
Attn: Legal Department
PSILegal@psiengines.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; or (c) if by electronic mail or otherwise actually personally delivered, when so delivered.

11. Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Code Section 409A; provided, however, that in no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Xykis by Code Section 409A.

12. Xykis Representations. In connection with entering into this Agreement, Xykis represents and warrants to the Company that:

(a) This Agreement and each of the other agreements contemplated hereby constitutes the legal, valid and binding obligation of Xykis, enforceable in accordance with its terms, and the execution, delivery of this Agreement and such other agreements by Xykis does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Xykis is a party or any judgment, order or decree to which Xykis is subject.

(b) Xykis has consulted with independent legal counsel regarding his rights and obligations under this Agreement and fully understands the terms and conditions contained herein. Xykis has obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.

(c) In signing this Agreement, Xykis gives the Company assurance that Xykis has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Section 6 and the remedies provided under Section 7.

13. General Provisions.

(a) Severability. If any provision hereof is invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted.

(b) Complete Agreement. This Agreement fully amends and restates any existing employment agreement between or among the Xykis and the Company or any Company Affiliate. Further, this Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, representations or other agreements by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding the foregoing, this Agreement shall not supersede, preempt, modify or amend Xykis’ rights or obligations under any Stock Appreciation Rights or Restricted Stock Agreement entered into between Xykis and Company.

(c) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Xykis, the Company and their respective successors and assigns; provided, that the rights and obligations of Xykis under this Agreement shall not be assignable.

(d) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois (regardless of its conflict of laws principles). Each party hereto irrevocably submits itself to the exclusive jurisdiction of the courts of the State of Illinois located in Cook County, Illinois and to the jurisdiction of the United States District Court for the Northern District of Illinois, for the purpose of bringing any action that may be brought in connection with the provisions hereof. Each party hereto individually agrees not to assert any claim that such party is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument.

(e) Survival. The provisions set forth in Sections 5 through 13 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination or expiration of this Agreement and/or the end of the Employment Period and the termination of Xykis’ employment for any reason.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Xykis.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ William Buzogany
Printed Name: William Buzogany
Title: Vice President of HR

Constantine Xykis

/s/ Constantine Xykis

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